EXHIBIT 10.3

Pursuant to a letter of understanding between Marsh & McLennan Companies, Inc. ("MMC") and its former chairman and chief executive officer, Jeffrey W. Greenberg, dated as of November 9, 2004, MMC agreed to lease certain office space and provide secretarial support and security to Mr. Greenberg through April 24, 2005. On April 12, 2005, MMC agreed to extend the term of the provision of the office space and the provision of secretarial support through August 31, 2005.